EXHIBIT 99.1




Contacts:

Investors and Analysts                                    News Media
Susan B. Railey               George Sard/Judy Brennan/   James Pastore
CRIIMI MAE Inc.                 Jamie Tully               Pastore Communications
(301) 468-3120.               Citigate Sard Verbinnen     (202) 546-6451
shareholder@criimimaeinc.com  (212) 687-8080              Pastore@ix.netcom.com
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               CRIIMI MAE COMPLETES $344 MILLION RECAPITALIZATION


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Rockville, MD, January 23, 2003 - CRIIMI MAE Inc. (NYSE: CMM) announced today that it has completed its $344 million comprehensive recapitalization transaction that increases financial flexibility, institutes new leadership and provides the foundation for renewed growth.

The transaction, which closed in escrow on January 14, 2003, became final today after the proceeds were released from escrow following the required five business-day notice under the terms of the Company's previous secured recourse debt.

The Company used the proceeds of approximately $344 million, together with available cash and liquid assets, to retire the remaining $373 million of its recourse debt incurred in connection with CRIIMI MAE's emergence from Chapter 11 in April 2001.

The recapitalization and refinancing included a total of approximately $44 million in common equity and subordinated debt provided by Brascan Real Estate Finance Fund (BREF), a private asset management vehicle established by Brascan Corporation (NYSE:BNN, TSX:BNN.A) and a

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management  team led by  Barry  S.  Blattman,  and a $300  million  secured financing, structured as a repurchase transaction, by a unit of Bear, Stearns & Co., Inc. (Bear Stearns) (NYSE: BSC).

As had been previously announced as part of the closing, Barry S. Blattman, Managing Partner of BREF, today was named Chairman of the Board and Chief Executive Officer of CRIIMI MAE. William B. Dockser resigned his positions as Chairman and CEO, but will remain a Director. H. William Willoughby, previously President and a Director, resigned both positions.

As part of the closing, the Company's Board of Directors has been expanded to nine directors. In addition to Mr. Blattman, two previously announced new directors have joined the Board, Mark R. Jarrell, Senior Vice President and head of the Debt Group at The Community Development Trust, Inc., and Joshua B. Gillon, Executive Vice President and General Counsel of Traffix, Inc. (NASDAQ:
TRFX).

Donald C. Wood, an outside Director, resigned to focus on his duties as President and CEO of Federal Realty Investment Trust. As a result of Mr. Wood's resignation, one vacancy currently exists on the Board.

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CRIIMI MAE Inc. is a commercial mortgage company based in Rockville, Md. CRIIMI
MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for $17.4 billion of commercial mortgage loans. During the late 1990s, CRIIMI MAE was the largest buyer of subordinated commercial mortgage-backed securities ("CMBS"). It also originated commercial real estate mortgages, pooled and securitized commercial mortgages and executed three of the commercial real estate industry's earliest resecuritization transactions.

The Brascan Real Estate Finance Fund (BREF) is a private asset management vehicle established by Brascan Corporation and a New York-based management team led by Barry Blattman to acquire high yield real estate investments. Brascan Corporation (NYSE:BNN, TSX:BNN.A) is a North American based company which owns and manages assets which generate sustainable cash flows. Current operations are largely in the real estate, power generation and financial sectors. Total assets exceed $23 billion and include 55 premier commercial properties and 38 power generating facilities. In addition, Brascan holds investments in the resource sector. Brascan's publicly traded securities are listed on the New York and Toronto stock exchanges.

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For further information, shareholders and securities brokers should contact
CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media contact James Pastore, Pastore Communications Group LLC at (202) 546-6451, e-mail pastore@ix.netcom.com


Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the BREF and Bear Stearns transactions and management and director changes will result in growth or other benefits to the Company or its shareholders; whether the Company will be allowed to continue to utilize its net operating losses; the trends in the commercial real estate and CMBS markets; competitive pressures; the ability to access capital; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under existing operative documents evidencing the Company's outstanding secured borrowings (including the repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.